Exhibit 10.17

FIRST AMENDMENT
IDAHO GENERAL MINES, INC.
2003 STOCK OPTION PLAN

GENERAL MOLY, INC., a Delaware corporation (the “Company”) adopted the Idaho General Mines, Inc. 2003 Stock Option Plan.  This First Amendment to the Plan is made effective as of January 1, 2009 (the “Effective Date”).

RECITALS

A.                                   Section 14 of the Plan permits the Company (the successor to Idaho General Mines, Inc.) to amend the Plan from time to time.

B.                                     Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements.  Certain awards granted under the Plan may provide for nonqualified deferred compensation within the meaning of Section 409A of the Code.

C.                                     The Company hereby amends the Plan for the purpose of compliance with Section 409A of the Code and the final Treasury Regulations thereunder (“Section 409A”).

AMENDMENT

1.                                       A new Section 19, SECTION 409A, is hereby added to the Plan to read as follows:

19.                                 SECTION 409A.

(a)                                  Time and Form of Payment.  Notwithstanding anything contained in this Plan or and Option Agreement to the contrary, the time and form of payment of an Option that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Option Agreement on or before the time at which the Participant obtains a legally binding right to the Option (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

(b)                                 Delay in Payment.  Notwithstanding anything contained in this Plan or an Option Agreement to the contrary, if the Participant is deemed by the Company at the time of the Participant’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any “nonqualified deferred compensation” to which the Participant is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date that is the first business day following the six month period after the Participant’s separation from service (or if earlier, the Participant’s death).  Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code.  Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Section 16(a) shall be paid to the Participant (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(c)                                  Key Definitions.  For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(d)                                 Amendments.  Notwithstanding anything in the Plan to the contrary, the Plan and Options granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code.  The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of an Option in any manner and delay the payment of any amounts payable pursuant to an Option to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden.  No action taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to the Option or to require the consent of such Participant.  The Committee reserves the right to make additional changes to the Plan and Options from time to time to the extent it deems necessary with respect to Section 409A of the Code.

This First Amendment has been executed on the date set forth below, to be effective as of January 1, 2009.

GENERAL MOLY, INC.
The Company

By:	/s/ Bruce D. Hansen
Bruce D. Hansen
Chief Executive Officer

Date:	December 26, 2008